Exhibit 99.1

BioPower Operations Corporation – currently in the process of changing its name to HYFI Corp. – Announces “The Athena Project”, in Collaboration with Sanctum Studios

Aventura, Florida (April 7, 2022). BioPower Operations Corporation (OTC: BOPO) – currently in process of changing its name to HYFI Corp. (“HyFi”), subject to clearance by FINRA, and Sanctum Studios (“Sanctum”) have executed an agreement for the creation of a digital art collection for the HyFi Vault Program, called “The Athena Project”. The parties have agreed that their collaboration and Sanctum’s Statement of Work would result in a variable rate payable to Sanctum, depending on vaults sold. The Sanctum deliverables are due by July 1, 2022 or earlier.

The Sanctum deliverables include conceptualizing, creating and producing a collection of 20,000 unique 3D digital art assets based on a futuristic interpretation of the Greek Goddess Athena who is being positioned as protector and defender of the HyFi Vaults. Varying degrees of rarity will be established within the 20,000 Athena Variants based on parameters to be determined by the parties. In addition, Sanctum will create a unique “1 of 1” concept (either 2D or 3D) that HyFi can use based on a large masterwork that may be “Gamified” as an NFT.

Sanctum Co-Founder Jordan Broe stated, “A partnership like the one with the team at HyFi only comes around once in a lifetime, and to be able to bridge the gap between art, science and technology is not only a unique opportunity for Sanctum Studios, but an exciting one as well - and we can’t wait to push ‘The Athena Project’ into this new and ever-evolving digital frontier.”

Sanctum Co-Founder Justin Fields stated, “Getting a chance to work with HyFi is going to be truly exciting. As a company, it is a pleasure for Sanctum Studios to work with another team whose core values and goals align with those of ours. And to be entrusted with a project like this is thrilling, and we believe that our passion for art will align perfectly with HyFi’s vision for ‘The Athena Project.’”

HyFi CEO Troy MacDonald commented, “The Sanctum founders have vast experience working with industry giants, such as Marvel Studios, DC Entertainment, Blizzard Entertainment, Disney, Sony, Netflix, Warner Brothers, Microsoft, Paramount Pictures, 20th Century Fox, Halon Entertainment and many more., We have selected Sanctum to bring The Athena Project to life and produce unique 3D digital art assets that may become very valuable, especially if licensed in the future for brands, games, movies, and other digital uses.”

About HyFi Vault Program: The HyFi Vault Program is being developed for three main purposes: (1) to create an immediate and sustainable path to revenue for the Company by creating a unique NFT which is intended to accelerate user participation by providing a main entry point to become a member and begin interacting with the HyFi DeFi Marketplaces; (2) couple the market opportunities associated with one or more Art collectibles; and (3) harness inspiration and influence from the GameFi industry.

The HyFi Vault Program will be the “Front Door” to HyFi and its associated DeFi marketplaces positioned as a well-rounded tool-kit for all that is needed to interact with the HyFi DeFi marketplaces plus a bonus of an Art asset/s collectible.

When a user purchases a HyFi NFT Vault it contains an assortment of items such as:

1) Art Collectible(s) – with a 1 in 5 chances of obtaining a Premier Art Collectible*;

2) A Pro or Ultimate Lifetime HyFi Membership – Token buyers are expected to have a 1-in-5 chance of obtaining an Ultimate Lifetime Membership and a 4-in-5 chance of obtaining a 2-year Pro Membership;

3) Gift Vouchers – to be used in the marketplaces or subsequent Vault purchases; and

4) HyFi Tokens – to be used for further purchases of Vaults and membership items.

*Art Collectibles/ Premier Art Collectibles: The inclusion of any art assets should qualify into the HyFi NFT Vault to be listed on various art focused NFT marketplaces, such as OpenSea.

We intend to sell the HyFi NFT Vaults to individuals and businesses.

About BioPower Operations Corporation

BioPower Operations Corporation (OTC: BOPO) is in the process of changing its name, subject to clearance by FINRA, to HYFI Corp. We are a U.S.-based fintech company that has developed and owns an innovative blockchain technology called “HyFi”. We license, operate and enable tokenized economies for various DeFi marketplaces and intend to utilize our technology for centralized finances with our membership programs and future commodity exchanges with third parties. We intend that the DeFi marketplaces can be used by client Issuers who register offerings with SEC or comparable international regulators to offer NFT initial license offerings (“ILOs”), bridge loan offerings (“BLOs”), and pre-initial public offerings (“IPO”).

The HyFi technology is also a candidate infrastructure for use in the metaverse and play-to-earn GameFi industry. HyFi technology allows users to securely own assets or items and move them across different platforms without the need for a central party’s permission. The HyFi technology is expected to allow for transparent trading of decentralized assets like NFTs and digital assets. The DeFi principles are based on the creation of an innovative ecosystem of financial services accessible to anyone with internet access.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in HyFi’s filings with the Securities and Exchange Commission (under the name BioPower Operations Corporation). Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond HyFi’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects HyFi’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. HyFi assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Media Contact

Troy MacDonald, CEO

+1-786-923-0272